Exhibit 99.1

Press Release

SEMINIS INC.

CONTACT:
Enrique Osorio
805-647-1572
enrique.osorio@seminis.com

Patrick Turner
805-647-1572
patrick.turner@seminis.com

Seminis Reports Preliminary Second Quarter Results

• Reports Net Income of $24.0 million or $0.30 EPS available to common shareholders.
 • Net sales increase 4.4% year over year to $159.0 million
 • Operating income up by 3.1% or $1.2 million

OXNARD, Calif. — April 30, 2003 — Seminis, Inc., (the “Company”) the world’s largest developer, producer and marketer of vegetable and fruit seeds, today reported preliminary unaudited results for its quarter ended March 28, 2003. The early announcement precedes filings by its parent company, Savia S.A. de C.V., which is required to release consolidated results, including those of the Company, later today.

NET SALES AND GROSS PROFIT
Net sales for the quarter were $159.0 million compared to $152.3 million for the same period last year. Gross profit increased to $101.0 million or 63.5% of sales compared to $95.9 million or 62.9% for the same period last year.

OPERATING EXPENSES
Operating expenses for the quarter increased by $5.2 million, or 8.9%, to $63.6 million, compared to $58.4 million in the same period last year.

OPERATING INCOME
Operating income in the quarter was $39.0 million compared to $37.8 million for the same period last year. Operating income increased by $1.2 million, or 3.1% compared to the same period last year.

NET INCOME
In the quarter, the Company posted net income of $24.0 million or $0.30 per share available to common shareholders compared to net income of $25.7 million or $0.34 per share available to common shareholders during the same period last year.

BANK DEBT
The total outstanding bank debt as of March 28, 2003 was $283.1 million compared to $318.5 million as of March 29, 2002, a reduction of $35.4 million or 11.1%.

The Company will provide additional information on its quarterly results at a later date.

ABOUT SEMINIS

Seminis Inc. (the “Company”) is the largest developer, producer and marketer of vegetable and fruit seeds in the world. The Company uses seeds as the delivery vehicle for innovative agricultural technology. Its products are designed to reduce the need for agricultural chemicals, increase crop yield, reduce spoilage, offer longer shelf life, create better tasting foods and foods with better nutritional content. The Company has established a worldwide presence and global distribution network that spans 150 countries and territories.

All statements in this press release other than statements of historical facts are “forward looking” statements, including without limitation statements regarding the Company’s financial position, business strategy, plans, and objectives of management and industry conditions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The following factors, among others, may affect the Company’s actual results and could cause such results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company: competitive factors, agribusiness risks, governmental and economic risks associated with foreign operations, commercial success of new products, proprietary protection of and advances in technology, possible need for additional financing as well as the ability of the Company to successfully integrate recent acquisitions and its management information systems and controls. Further information on the factors that could affect the Company’s financial results is contained in the Company’s S-1 registration statement dated June 29, 1999, and filed with the U.S. Securities and Exchange Commission.